Exhibit 10.13

SECOND AMENDMENT

OF

UNITEDHEALTH GROUP

EXECUTIVE SAVINGS PLAN

(2004 Statement)

WHEREAS, UnitedHealth Group Incorporated, a Minnesota corporation (“UnitedHealth Group”), has heretofore established and maintains several nonqualified, deferred compensation programs (the “ESP”) for the benefit of a select group of management or highly compensated employees of UnitedHealth Group and certain affiliates of UnitedHealth Group;

WHEREAS, Said programs are currently embodied in a single document which is effective January 1, 2004, and which is entitled “UNITEDHEALTH GROUP EXECUTIVE SAVINGS PLAN (2004 Statement)” as amended by a First Amendment adopted on October 31, 2006 (hereinafter referred to as the “Plan Statement”); and

WHEREAS, The Board of Directors of UnitedHealth Group has delegated to the Compensation and Human Resources Committee of the Board of Directors the power and authority to amend the Plan Statement; and

WHEREAS, UnitedHealth Group wishes to amend the Plan Statement to provide for the following: (i) to reflect that the Executive Vice President, Human Capital has been delegated all authority and responsibilities previously assigned to the Senior Vice President, Human Capital under the Plan Statement, (ii) to bring the ESP into compliance with requirements of the final regulations under section 409A of the Internal Revenue Code that were issued earlier this year, and (iii) to make other clarifying or administrative changes.

NOW, THEREFORE, BE IT RESOLVED, That the Plan Statement is hereby amended in the following respects:

1. DEFINITION OF AFFILIATE. Effective for Plan Years beginning on or after January 1, 2008, the definition of “Affiliate” in Section 1.2.2 of the Plan Statement shall be amended to read in full as follows:

1.2.2. Affiliate — a business entity which is not an Employer but which is part of a “controlled group” with the Employer or under “common control” with an Employer, as those terms are defined in section 414(b) and (c) of the Code (applying an eighty percent (80%) common ownership standard). A business entity which is a predecessor to an Employer shall be treated as an Affiliate if the Employer maintains a plan of such predecessor business entity or if, and to the extent that, such treatment is otherwise required by regulations under section 414(a) of the Code. A business entity shall also be treated as an Affiliate if, and to the extent that, such treatment is required by regulations under section 414(o) of the Code. In addition to said required treatment, the Executive Vice President, Human Capital may, in his or her discretion, designate as an Affiliate any business entity which is not such a “controlled group,” “common control” or “predecessor” business entity but which is otherwise affiliated with an Employer, subject to such limitations as the Executive Vice President, Human Capital may impose.

2. DISABILITY-COMPLIANCE WITH CODE SECTION 409A. Effective for Plan Years beginning on or after January 1, 2008, the definition of “Disability” in Section 1.2.8 of the Plan Statement shall be amended to read in full as follows:

1.2.8. Disability — a medically determinable physical or mental impairment which: (i) renders the individual incapable of performing any substantial gainful activity, (ii) can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and (iii) is evidenced by a certification to this effect by a doctor of medicine approved by the Executive Vice President, Human Capital. In lieu of such a certification, the Executive Vice President, Human Capital may accept, as proof of Disability, the official written determination that the individual will be eligible for disability benefits under the federal Social Security Act as now enacted or hereinafter amended (when any waiting period expires). Alternatively, a Participant will be considered disabled if the Participant is, by reason of any medically determinable physical or mental impairment which is expected to result in death or can be expected to last for a continuous period of at least 12 months, receiving income replacement benefits for a period of at least 3 months under the Employer’s disability plan. The Executive Vice President, Human Capital shall determine the date on which the Disability shall have occurred if such determination is necessary.

3. DEFINITION OF EXECUTIVE VICE PRESIDENT, HUMAN CAPITAL. Effective July 31, 2007, Section 1.2 of the Plan Statement shall be amended by adding the following new Section 1.2.13 and all subsequent sections (and cross references thereto) shall be renumbered accordingly:

1.2.13. Executive Vice President, Human Capital — the Executive Vice President, Human Capital of UnitedHealth Group, and his or her successors.

4. CONFORMING CHANGES. Effective July 31, 2007, the Plan Statement shall be amended by replacing all references to the “Senior Vice President, Human Capital” with the “Executive Vice President, Human Capital”.

5. TERMINATION OF EMPLOYMENT-COMPLIANCE WITH CODE SECTION 409A. Effective for Plan Years beginning on or after January 1, 2008, the definition of “Termination of Employment” in Section 1.2.21 of the Plan Statement shall be deleted in its entirety and replaced with the following new definition of “Separation from Service”:

1.2.21. Separation from Service — a severance of an employee’s employment relationship with the Employers and all Affiliates for any reason other than the employee’s death.

(a)

Facts and Circumstances and 20% Rule. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Employer if the employee has been providing services to the Employer less than thirty-six (36) months).

(b)	Transfers. A transfer from employment with an Employer to employment with an Affiliate of an Employer shall not constitute a Separation from Service. A decision by the Executive Vice President, Human Capital (or, for a Section 16 Officer, by the Board of Directors) to not select a Participant for continued participation for a subsequent Plan Year shall not constitute a Separation from Service.

(c)	Leaves of Absence. A Separation from Service shall not be deemed to occur while the employee is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the employee retains a right to reemployment with the Employer or an Affiliate under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the employee will return to perform services for the Employer or an Affiliate. Notwithstanding the foregoing, a twenty-nine (29) month period of absence will be substituted for such six (6) month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than six (6) months and that causes the employee to be unable to perform the duties of his or her position of employment.

(d)	Sale of Assets. If, as part of a sale or other disposition of assets by the Employer to a buyer that is not an Affiliate, an employee who was providing services to the Employer immediately before the transaction and is providing services to the buyer immediately after the transaction would otherwise experience a Separation from Service from the Employer as a result of the transaction, the Employer and the buyer shall have the discretion to specify that the affected employee has not experienced a Separation from Service if (i) the transaction results from bona fide, arm’s length negotiations, (ii) all affected employees are treated consistently, and (iii) such treatment is specified in writing no later than the closing date of the transaction.

6. REMOVAL OF DEFINITION OF SENIOR VICE PRESIDENT, HUMAN CAPITAL. Effective July 31, 2007, the definition of “Senior Vice President, Human Capital” in Section 1.2 of the Plan Statement shall be deleted in its entirety and all subsequent sections (and cross references thereto) shall be renumbered accordingly.

7. DEFINITION OF SPECIFIED EMPLOYEE. Effective for all Plan Years beginning on or after January 1, 2008, Section 1.2 of the Plan Statement shall be amended by adding thereto the following new definition of “Specified Employee” and all subsequent sections (and cross references thereto) shall be renumbered accordingly:

1.2.22. Specified Employee — an employee who, as of the date of the employee’s Separation from Service, is a key employee of the Employer or an Affiliate and the stock of any Employer or an Affiliate is publicly traded on an established securities market or otherwise.

(a)	In General. For purposes of determining Specified Employees, a key employee means each Participant (whether or not then an employee) who at any time during the 12-month period ending on the specified employee identification date (as defined below) is:

(i)	an officer of any aggregated employer (excluding persons who have the title of an officer but not the authority and including persons who have the authority of an officer but not the title) having an annual compensation from all aggregated employers for such Plan Year in excess of one hundred thirty thousand dollars ($130,000) for such Plan Year (adjusted as provided in section 416(i)(1)(A) of the Code), or

(ii)	a five percent owner, or

(iii)	a one percent owner having an annual compensation from the aggregated employers of more than One Hundred Fifty Thousand Dollars ($150,000);

provided, however, that no more than fifty (50) employees (or, if lesser, the greater of three of all the aggregated employers’ employees or ten percent of all the aggregated employers’ employees) shall be treated as officers. For the purposes of determining ownership percentages, each corporation, partnership and proprietorship otherwise required to be aggregated shall be viewed as a separate entity.

(b)	Annual Compensation. For purposes of determining Specified Employees, annual compensation shall mean, with respect to any Plan Year, the definition of section 415 compensation under the UnitedHealth Group 401(k) Savings Plan, but such definition of compensation shall not be limited to the annual compensation under section 401(a)(17) of the Code and shall not include compensation paid after the employee’s severance from employment.

(c)	Specified Employee Identification Date. For purposes of determined Specified Employees, the specified employee identification date shall be each December 31st.

(d)	Specified Employee Effective Date. If a Participant is a key employee as of a specified employee identification date, that Participant shall be treated as a Specified Employee for the 12-month period beginning on the April 1 following the specified employee identification date and ending on the following March 31.

(e)	Mergers and Acquisitions of Public Companies. If, as a result of a corporate transaction, the Employer or an Affiliate (the “buyer”) acquires another company which has stock outstanding that is publicly traded on an established securities market or otherwise immediately before the transaction, then for the period between the date of the corporate transaction and the next specified employee effective date, the list of Specified Employees of the resulting public company is determined by combining the lists of specified employees of the buyer and the acquired public company that were in effect as of the date of the corporate transaction. The combined list shall be determined by ranking the specified employees in the order of the amount of compensation used to determine each employee’s status as a specified employee, and treating the top fifty (50) of such specified employees, plus any employees described in (a)(ii) and (a)(iii) above (five percent and one percent owners) who are not included in such top fifty (50) specified employees, as Specified Employees for the period between the date of the corporate transaction and the next specified employee effective date (as defined in (d) above).

(f)	Mergers and Acquisitions of Nonpublic Companies. If, as a result of a corporate transaction, the Employer or an Affiliate (the “buyer”) acquires another company that does not have outstanding stock that is publicly traded on an established securities market or otherwise immediately before the transaction, then for the period after the date of the corporate transaction and the next specified employee effective date, the specified list of the buyer immediately before the corporate transaction shall continue to be the specified employees of the resulting public company and no employees of the acquired company shall be required to be treated as Specified Employees.

8. SPECIAL ELIGIBILITY RULE FOR FORMER PARTICIPANTS. Effective for Plan Years beginning on or after January 1, 2008, Section 2 of the Plan Statement shall be amended by adding thereto the following new Section 2.3:

2.3. Special Rule For Former Participants. If a Participant terminates employment with the Employer and all Affiliates and such Participant:

(a)	has been paid all amounts deferred under the Plan (and all other account balance deferred compensation plans of the Employer and all Affiliates),

(b)	is subsequently reemployed by the Employer in an Eligible Grade Level, and

(c)	is selected for participation in this Plan by the Executive Vice President, Human Capital (or, for a Section 16 Officer, by the Board of Directors),

the Executive Vice President, Human Capital (or, for a Section 16 Officer, the Board of Directors) may designate that such employee will be allowed to reenter the Plan as a Participant as of a fixed prospective date that is other than the first day of a Plan Year so long as that prospective date is within thirty (30) days of selection. In such a case, the references to Plan Year shall, as the context requires, refer to the initial short Plan Year and the reference to first day of the Plan Year shall, as the context requires, refer to the first day of that short Plan Year.

9. SEPARATE DEFERRAL ELECTION FOR 401(k) RESTORATION OPTION REQUIRED. Effective for Plan Years beginning on or after January 1, 2005, Section 3.1 of the Plan Statement shall be amended to read in full as follows:

3.1. Automatic Enrollment. Through a voice response system (or other written or electronic means) approved by the Executive Vice President, Human Capital, a Participant may elect to defer between 0% and 10% (50% for Plan Years beginning on or after January 1, 2008) of the Participant’s eligible pay (as defined under the UnitedHealth Group 401(k) Savings Plan (the “401(k) Plan”)) once such Participant reaches an IRS or Plan Limit under the 401(k) Plan (the “401(k) Restoration Option”). A Participant who does not make an election shall be deemed to have elected a deferral percentage of zero percent (0%) under the 401(k) Restoration Option. Any deferrals under the 401(k) Restoration Option shall begin as soon as administratively practicable after an IRS or Plan Limit first applies and shall continue until the following December 31. For purposes of this Section 3.1, an IRS or Plan Limit means (a) the annual compensation limit under section 401(a)(17) of the Code (which is $225,000 for plan years beginning on or after January 1, 2007) or any comparable successor provision, or (b) the annual deferral limit under section 402(g)(1)(B) of the Code (which is $15,500 for 2007) or any comparable successor provision, or (c) any other limit imposed by the Code or by any provision of the

401(k) Plan.

An election accepted by the Executive Vice President, Human Capital shall become irrevocable when the Plan Year with respect to which it is made has commenced; provided, however, that in the event of an in-service distribution for an unforeseeable emergency (pursuant to Section 9.8.2(b)) or hardship distribution under section 401(k)-1(d)(3) of the Code, a Participant’s deferral election shall be cancelled and further deferrals shall not be made. An election made by a Participant for a Plan Year shall remain in effect for subsequent Plan Years unless, prior to such Plan Year, the election is changed or terminated by the Participant or the Participant is not selected for participation for that subsequent Plan Year.

10. ELIMINATION OF ELECTION OUT OF 401(k) RESTORATION OPTION. Effective for Plan Years beginning on or after January 1, 2005, Section 3.3 of the Plan Statement shall be deleted in its entirety and all subsequent sections (and cross references thereto) shall be renumbered accordingly.

11. INCENTIVE DEFERRAL ELECTIONS AND COMPLIANCE WITH CODE SECTION 409A. Effective for Plan Years beginning on or after January 1, 2008, Section 4.1.1 of the Plan Statement shall be amended by adding the following sentence before the last sentence of Section 4.1.1:

An election accepted by the Executive Vice President, Human Capital shall become irrevocable when the Plan Year with respect to which it is made has commenced; provided, however, that in the event of an in-service distribution for an unforeseeable emergency (pursuant to Section 9.8.2(b)) or hardship distribution under section 401(k)-1(d)(3) of the Code, a Participant’s deferral election shall be cancelled and further deferrals shall not be made.

12. SALARY DEFERRAL ELECTIONS AND COMPLIANCE WITH CODE SECTION 409A. Effective for Plan Years beginning on or after January 1, 2008, Section 4.2.1 of the Plan Statement shall be amended by adding the following sentence before the last sentence of Section 4.2.1:

An election accepted by the Executive Vice President, Human Capital shall become irrevocable when the Plan Year with respect to which it is made has commenced; provided, however, that in the event of an in-service distribution for an unforeseeable emergency (pursuant to Section 9.8.2(b)) or hardship distribution under section 401(k)-1(d)(3) of the Code, a Participant’s deferral election shall be cancelled and further deferrals shall not be made.

13. PERFORMANCE AWARD DEFERRAL ELECTIONS AND COMPLIANCE WITH CODE SECTION 409A. Effective for Plan Years beginning on or after January 1, 2008, Section 4.3.1 of the Plan Statement shall be amended by adding the following sentence before the last sentence of Section 4.3.1:

An election accepted by the Executive Vice President, Human Capital shall become irrevocable effective as the date that is six (6) months before the end of the performance period applicable to such Performance Award; provided, however, that in the event of an in-service distribution for an unforeseeable emergency (pursuant to Section 9.8.2(b)) or hardship distribution under section 401(k)-1(d)(3) of the Code, a Participant’s deferral election shall be cancelled and further deferrals shall not be made.

14. OPERATIONAL RULES. Effective for Plan Years beginning on or after January 1, 2008, Section 6 of the Plan Statement shall be amended to read in full as follows:

SECTION 6

OPERATIONAL RULES

6.1. Operational Rules for Deferrals. A Participant’s election to participate in the 401(k) Restoration Option under Section 3.3 or election to defer compensation under Section 4 shall be “evergreen” and shall remain in effect for subsequent Plan Years unless, prior to such Plan Year, the election is changed or terminated or the Participant is not selected for participation for that subsequent Plan Year. If a Participant’s pay after deferrals is not sufficient to cover pre-tax and after-tax benefit payroll deductions, and tax or other payroll withholding requirements, the Participant’s deferrals shall be reduced to the extent necessary to meet such requirements.

6.2. Establishment of Accounts. There shall be established for each Participant an unfunded, bookkeeping Account.

6.3. Adjustment of Accounts. The Executive Vice President, Human Capital shall cause the value of each Account to be increased (or decreased) from time to time for additions distributions, investment gains (or losses) and expenses charged to the Account.

6.4. Accounting Rules. The Executive Vice President, Human Capital may adopt (and revise) accounting rules for adjustment of the Accounts.

15. CODE SECTION 162(m) DELAY. Effective for Plan Years beginning on or after January 1, 2008, Section 9.1.3 of the Plan Statement shall be amended to read in full as follows:

9.1.3. Code § 162(m) Delay. Notwithstanding the foregoing, payment will be delayed if the Employer reasonably anticipates that the Employer’s federal income tax deduction with respect to such payment otherwise would be limited or eliminated by application of section 162(m) of the Code. The payment shall thereafter be made at the earliest date at which the Employer reasonably determines that the deduction of the payment of the amount will not be limited or eliminated by application of section 162(m) of the Code.

16. FORM OF DISTRIBUTION. Effective for distributions made on or after January 1, 2008, Section 9.2 of the Plan Statement shall be amended to read in full as follows:

9.2. Form of Distribution. Distribution of the Participant’s Account shall be made in whichever of the following forms as the Participant shall have designated at the time of his or her enrollment (as described in Section 9.3):

(a)	Lump Sum. In the form of a single lump sum. The amount of such distribution shall be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which the Participant experienced a Separation from Service or Disability and shall be actually paid to the Participant as soon as practicable after such determination (but not later than the last day of the February following such Plan Year). If, however, the Participant is a Specified Employee, distribution shall be made no earlier than six (6) months following the last day of the month in which the Participant experienced a Separation from Service (or upon the death of the employee, if earlier).

(b)	Installments. In the form of a series of five (5) or ten (10) annual installments. If a Participant elects to receive payments in the form of installments, then pursuant to section 409A of the Code and the regulations issued thereunder (and for purposes of the re-election provisions in Section 9.4.3), the series of installment payments shall be treated as the entitlement to a single payment (rather than a series of separate payments).

(i)	General Rule. The amount of the first installment will be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which Participant experienced a Separation from Service or Disability and shall be actually paid to the Participant as soon as practicable after such determination (but not later than the last day of the February following such Plan Year). If, however, the Participant is a Specified Employee, distribution shall commence no earlier than six (6) months following the last day of the month in which the Participant experienced a Separation from Service (or upon the death of the employee, if earlier).

The amount of future installments will be determined as soon as administratively feasible following the end of each later Plan Year. The amount of each installment shall be determined by dividing the Account balance as of the Valuation Date as of which the installment is being paid, by the number of remaining installment payments to be made (including the payment being determined). Such installments shall be actually paid as soon as practicable after each such determination (but not later than the last day of the February following such Plan Year).

(ii)	Exception for Small Amounts. Notwithstanding anything to the contrary in this Section 9, if:

(A)	at the time of any distribution of installments from this Plan or any other account balance deferred compensation plan of Employer or an Affiliate, the combined value of (1) the Participant’s Account in this Plan as of the Valuation Date as of which an installment is to be determined and (2) the Participant’s post-2004 accounts in all other account balance deferred compensation plans of the Employer or an Affiliate is determined to be equal to or less than the applicable dollar amount under section 402(g)(1)(B) of the Code for such calendar year ($15,500 in 2007), and

(B)	all such other account balance deferred compensation plans in which the Participant has an account provide for a mandatory small amount cashout of elective deferrals on the same basis as this Section 9.2(b), then, the portion of the Participant’s Account in this Plan which is payable in the form of installments shall be distributed to the Participant in a lump sum as soon as practicable after such Valuation Date.

(c)	Five (5) Year Delay, Then Lump Sum. In the form of a single lump sum following the fifth (5th) anniversary of the Participant’s Separation from Service or Disability. The amount of such distribution shall be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which occurs the fifth (5th) anniversary of the Participant’s Termination of Employment or Disability. Actual distribution shall be made as soon as administratively practicable after such determination.

(d)	Ten (10) Year Delay, Then Lump Sum. In the form of a single lump sum following the tenth (10th) anniversary of the Participant’s Separation from Service or Disability. The amount of such distribution shall be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which occurs the tenth (10th) anniversary of the Participant’s Termination of Employment or Disability. Actual distribution shall be made as soon as administratively practicable after such determination.

17. RE-ELECTION OF FORM OF DISTRIBUTION-COMPLIANCE WITH CODE SECTION 409A. Effective for Plan Years beginning on or January 1, 2008, Section 9.3.4 of the Plan Statement shall be amended to read in full as follows:

9.3.4. Re-Election of Form of Distribution. Through a voice response system (or other written or electronic means) approved by the Executive Vice President, Human Capital, the Participant may elect from time to time to change the form of payment for a specified portion of the Participant’s Account or to delay payment of a specified portion of the Participant’s Account. Each subsequent distribution election shall be effective as to the specified portion of the Participant’s Account. Notwithstanding the foregoing, any new distribution election shall be disregarded as if it had never been filed (and the prior distribution election shall be given effect) unless the distribution election:

(a)	is filed by a Participant while employed by the Employer or an Affiliate,

(b)	is filed with the Executive Vice President, Human Capital at least twelve (12) months before the Participant’s scheduled distribution date following the Participant’s Termination of Employment, Disability or death,

(c)	is filed at least twelve (12) months after the initial distribution election for the specified portion of the Participant’s Account (or, if one or more prior changes has been filed, at least twelve (12) months after the latest of such changes was filed),

(d)	has the effect of delaying payment of the lump sum (or, in the case of installments treated as a single payment, the first installment) under the prior election for at least five (5) years, and

(e)	shall not take effect until at least twelve (12) months after the date it is filed with the Executive Vice President, Human Capital.

No spouse, former spouse, Beneficiary or other person shall have any right to participate in the Participant’s decision to revise distribution elections. Notwithstanding the foregoing, the Executive Vice President, Human Capital shall interpret all provisions of this Plan relating to the change of any distribution election in a manner that is consistent with section 409A of the Code and the regulations and other guidance issued thereunder. Accordingly, if the Executive Vice President, Human Capital determines that a requested revision to a distribution election is inconsistent with section 409A of the Code or other applicable tax law, the request shall not be effective.

18. ELECTION TO DELAY PRE-SELECTED IN-SERVICE DISTRIBUTION DATE. Effective for all elections to delay a pre-selected in-service distribution made on or after January 1, 2008, Section 9.8.1(f) of the Plan Statement shall be amended to read in full as follows:

(f)	Through a voice response system (or other written or electronic means) approved by the Executive Vice President, Human Capital, the Participant may elect to postpone any pre-selected in-service distribution for at least five (5) years. A pre-selected in-service distribution may be postponed only once. The Participant must file the election with the Executive Vice President, Human Capital at least twelve (12) months before the original scheduled date of distribution. Such election shall not take effect until at least twelve (12) months after the date it is filed with the Executive Vice President, Human Capital.

19. IN-SERVICE DISTRIBUTION FOR UNFORESEEABLE EMERGENCY. Effective for all in-service distributions for unforeseeable emergencies made on or after January 1, 2008, Section 9.8.2 of the Plan Statement shall be amended to read in full as follows:

9.8.2. In-Service Distribution for Unforeseeable Emergency. A Participant who has incurred an unforeseeable emergency may request an in-service distribution while employed from the Participant’s Account if the Executive Vice President, Human Capital determines that such distribution is for one of the purposes described in (b) below and the conditions in (b) below have been satisfied.

(a)	Election. A Participant may elect in writing to receive distribution of all or a portion of the Participant’s Account prior to Termination of Employment or Disability to alleviate an unforeseeable emergency (as defined in (b) below). A Beneficiary of a deceased Participant may also request an early distribution for an unforeseeable emergency.

(b)	Unforeseeable Emergency Defined. For purposes of this Section, an “unforeseeable emergency” means a severe financial hardship to the Participant resulting from:

(i)	an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in section 152 of the Code, without regard to sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code),

(ii)	the loss of the Participant’s property due to casualty, or

(iii)	other similar extraordinary and unforeseeable emergency circumstances arising as a result of events beyond the control of the Participant.

Whether a Participant is faced with an unforeseeable emergency will be determined based on the relevant facts and circumstances. If a severe financial hardship is or may be relieved either (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or (iii) by cessation of deferrals under this Plan (at the earliest possible date otherwise permitted under this Plan) or any 401(k) plan, then the hardship shall not constitute an unforeseeable emergency for purposes of this Plan. If a Beneficiary of a deceased Participant requests an early distribution for an unforeseeable emergency, then the references in this definition to “Participant” shall be deemed to be references to such Beneficiary.

(c)	Distribution Amount. The amount of such distribution is limited to the amount reasonably necessary to satisfy the unforeseeable emergency. The amount of such distribution shall be determined as soon as administratively feasible following the receipt and approval of the request by the Executive Vice President, Human Capital or his or her designee and shall be actually paid as soon as administratively practicable after such determination.

(d)	Suspension Rule. If a Participant receives a distribution due to an unforeseeable emergency (under this Plan or the UnitedHealth Group Legacy Executive Savings Plan), the Participant’s deferrals under Sections 3 and 4 will cease as soon as administratively practicable following the date such distribution is made. The Participant may not again elect to defer compensation under this Plan until the enrollment period for the Plan Year that begins at least six (6) months after such distribution.

20. IRC STATUS. Effective for Plan Year beginning on or after January 1, 2008, Section 14.1.3 of the Plan Statement shall be amended to read in full as follows:

14.1.3. IRC Status. This Plan is intended to be a nonqualified deferred compensation arrangement. The rules of section 401(a) et. seq. of the Code shall not apply to this Plan. The rules of section 3121(v) and section 3306(r)(2) of the Code shall apply to this Plan. The rules of section 409A of the Code shall apply to this Plan to the extent applicable and this Plan Statement shall be construed and administered accordingly. It is expressly intended that for purposes of section 409A of the Code this Plan be considered an account balance plan that consists of amounts deferred at the election of the service provider and amounts deferred other than at the election of the service provider. Notwithstanding the foregoing, neither the Employer nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.

21. SAVINGS CLAUSE. Save and except as hereinabove expressly amended, the Plan Statement shall continue in full force and effect.